Exhibit 2.16

FIFTH AMENDMENT TO STOCK PURCHASE AGREEMENT

This Fifth Amendment to Stock Purchase Agreement (“Amendment”) is entered into and effective this 23rd day of January 2022, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

WHEREAS, Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021, the Amendment to Stock Purchase Agreement dated as of July 29, 2021, the Second Amendment to Stock Purchase Agreement dated September 30, 2021, the Third Amendment to Stock Purchase Agreement dated November 22, 2021, and the Fourth Amendment to Stock Purchase Agreement dated December 21, 2021 (collectively, “Stock Purchase Agreement”).

WHEREAS, Seller, UAV, Purchaser and UAV Property Company wish to amend the Stock Purchase Agreement by mutual written consent.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows:

1.             The above Recitals are incorporated as if fully set forth herein.

2.             All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Stock Purchase Agreement.

3.             The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Stock Purchase Agreement as follows:

a.         Section 1.4(b)(i)(B) is amended by changing the date of “January 31, 2022” to “February 28, 2022” and by deleting the following text in its entirety: “during the Negotiation Period”;

b.       Section 4.4(a) is amended by changing the date of “January 31, 2022” to “February 28, 2022”;

c.       Section 7.7 is amended by changing the date of “January 31, 2022” to “February 28, 2022”;

d.       Section 9.1(b) is amended by changing the date of “February 1, 2022” to “March 4, 2022”; and

e.       Section 9.2(b) is amended and restated in its entirety as follows:

“(b) Termination Extension. Notwithstanding any other provision to the contrary, if by March 4, 2022 (i) neither of the conditions set forth in Section 7.7 have been satisfied, or (ii) the parties have not received a Pre-Closing Educational Consent of WSCUC, then either party may send a Termination Notice. If neither party sends a Termination Notice, the parties may negotiate a mutually agreeable extension of the Closing Date or waiver of the forgoing conditions, provided either party may send a Termination Notice at any time during such negotiations. If the termination is based solely on the foregoing Section 9.2(b)(i) and/or (ii), then each party’s sole remedy will be the receipt of its respective portion of the Escrow Deposit per Section 9.3(c).”

f.         Exhibit A is amended by deleting the following text in its entirety: “‘Negotiation Period’ has the meaning assigned to such term Section 9.2(b) of the Agreement.”

4.             This Amendment will become effective as of the date first written above (the “Effective Date”). Except as set specifically forth herein, all other terms and conditions of the Stock Purchase Agreement remain in full force and effect. On and after the Effective Date, each reference in the Stock Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Stock Purchase Agreement will mean and be a reference to the Stock Purchase Agreement as amended by this Amendment.

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The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:	/s/ Sandra Johnson
Sandra Johnson

By:	/s/ Marco Johnson
Marco Johnson

University of Antelope Valley, Inc., a California corporation

By:	/s/ Marco Johnson
Name:	Marco Johnson
Title:	President and Chief Executive Officer

University of Antelope Valley, LLC a California limited liability company

By:	/s/ Marco Johnson
Name:	Marco Johnson
Title:	President and Chief Executive Officer

Genius Group Limited, a Singapore corporation

By:	/s/ Roger Hamilton
Name:	Roger Hamilton
Title:	Founder and Director

[Signature Page to SPA Fifth Amendment]